Exhibit 99.1
FOR IMMEDIATE RELEASE
November 10, 2021
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2021
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended October 2, 2021. Diluted earnings per share (EPS) from continuing operations for the quarter was income of $0.09 compared to a loss of $0.39 in the prior-year quarter. Excluding certain items(1), diluted EPS for the quarter was income of $0.37 compared to a loss of $0.20 in the prior-year quarter. Diluted EPS from continuing operations for the year ended October 2, 2021 was income of $1.11 compared to a loss of $1.57 in the prior-year. Excluding certain items(1), diluted EPS for the year increased 13% to $2.29 from $2.02 in the prior-year.
“This has been a very productive year for The Walt Disney Company, as we’ve made great strides in reopening our businesses while taking meaningful and innovative steps in Direct-to-Consumer and at our Parks, particularly with our popular new Disney Genie and Magic Key offerings,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “As we celebrate the two-year anniversary of Disney+, we’re extremely pleased with the success of our streaming business, with 179 million total subscriptions across our DTC portfolio at the end of fiscal 2021 and 60% subscriber growth year-over-year for Disney+. We continue to manage our DTC business for the long-term, and are confident that our high-quality entertainment and expansion into additional markets worldwide will enable us to further grow our streaming platforms globally.”
The following table summarizes the fourth quarter results for fiscal 2021 and 2020 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	October 2, 2021	October 3, 2020	Change	October 2, 2021	October 3, 2020	Change
Revenues	$18,534	$14,707	26%	$67,418	$65,388	3%
Income (loss) from continuing operations before income taxes	$290	$(580)	nm	$2,561	$(1,743)	nm
Total segment operating income(1)	$1,587	$606	>100%	$7,766	$8,108	(4) %
Net income (loss) from continuing operations(2)	$160	$(710)	nm	$2,024	$(2,832)	nm
Diluted EPS from continuing operations(2)	$0.09	$(0.39)	nm	$1.11	$(1.57)	nm
Diluted EPS excluding certain items(1)	$0.37	$(0.20)	nm	$2.29	$2.02	13%
Cash provided by continuing operations	$2,632	$1,667	58%	$5,566	$7,616	(27) %
Free cash flow(1)	$1,522	$938	62%	$1,988	$3,594	(45) %
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 11 through 14.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

The Company’s fiscal year end is on the Saturday closest to September 30 and consists of fifty-two weeks with the exception that approximately every six years, we have a fifty-three week year. Fiscal 2020 was a fifty-three week year, which began on September 29, 2019 and ended on October 3, 2020. We estimate that the additional week resulted in a benefit to pre-tax income in the prior-year quarter of approximately $200 million, primarily at the Disney Media and Entertainment Distribution segment.
SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended			Year Ended
	October 2, 2021	October 3, 2020	Change	October 2, 2021	October 3, 2020	Change
Income (loss) from continuing operations before income taxes	$290	$(580)	nm	$2,561	$(1,743)	nm
Add (subtract):
Corporate and unallocated shared expenses	283	213	(33) %	928	817	(14) %
Restructuring and impairment charges	92	393	77%	654	5,735	89%
Other (income) expense, net	13	(656)	nm	(201)	(1,038)	(81) %
Interest expense, net	317	496	36%	1,406	1,491	6%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	592	740	20%	2,418	2,846	15%
Total Segment Operating Income	$1,587	$606	>100%	$7,766	$8,108	(4) %
Since early 2020 the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) and its variants. COVID-19 and measures to prevent its spread has impacted our segments in a number of ways, most significantly at the Disney Parks, Experiences and Products segment where our theme parks and resorts were closed and cruise ship sailings and guided tours were suspended. These operations resumed, generally at reduced capacity, at various points since May 2020. We have delayed, or in some cases, shortened or cancelled theatrical releases, and stage play performances were suspended as of March 2020. Stage play operations resumed, generally at reduced capacity, in the first quarter of fiscal 2021. Theaters have been subject to capacity limitations and shifting government mandates or guidance regarding COVID-19 restrictions. We experienced significant disruptions in the production and availability of content, including the delay of key live sports programming during fiscal 2020 and fiscal 2021, as well as the suspension of most film and television production in March 2020. Although film and television production generally resumed beginning in the fourth quarter of fiscal 2020, we continue to see disruption of production activities depending on local circumstances. Fewer theatrical releases and production delays have limited the availability of film content to be sold in distribution windows subsequent to the theatrical release.
We have and will continue to incur costs to address government regulations and implement safety measures for our employees, guests and talent. The timing, duration and extent of these costs will depend on the timing and scope of our operations as they resume as well as regulatory requirements. These costs totaled approximately $1 billion in fiscal 2021. Some of these costs have been capitalized and will be amortized over future periods.
The entire current year for both segments was impacted by COVID-19, while only a portion of the prior year was impacted. The most significant impact on operating income was at the Disney Parks, Experiences and Products segment due to revenue lost as a result of closures and/or reduced operating capacities. Although results improved in the second half of fiscal 2021 compared to the second half of fiscal 2020 from reopening our parks and resorts, we continue to be impacted by reduced operating capacities. Compared to fiscal 2020, the Disney Media and Entertainment Distribution segment reflected higher advertising revenue from the return of live sporting events, which was more than offset by higher sports programming costs. Our other film and television distribution businesses were impacted by revenue lost from the deferral or cancellation of significant film releases, partially offset by costs avoided due to a reduction in film cost amortization, marketing and distribution costs.
The following table summarizes the fourth quarter segment revenue and segment operating income for fiscal 2021 and 2020 (in millions):

	Quarter Ended			Year Ended
	October 2, 2021	October 3, 2020	Change	October 2, 2021	October 3, 2020	Change
Revenues:
Disney Media and Entertainment Distribution	$13,084	$11,974	9%	$50,866	$48,350	5%
Disney Parks, Experiences and Products	5,450	2,733	99%	16,552	17,038	(3) %
Total Revenues	$18,534	$14,707	26%	$67,418	$65,388	3%
Segment operating income (loss):
Disney Media and Entertainment Distribution	$947	$1,551	(39) %	$7,295	$7,653	(5) %
Disney Parks, Experiences and Products	640	(945)	nm	471	455	4%
Total Segment Operating Income	$1,587	$606	>100%	$7,766	$8,108	(4) %

DISCUSSION OF FULL YEAR SEGMENT RESULTS
Segment operating income decreased at Disney Media and Entertainment Distribution compared to the prior year due to lower operating results at Linear Networks and Content Sales/Licensing, partially offset by lower losses at Direct-to-Consumer. The decrease at Linear Networks was due to the shift of sports programming costs from fiscal 2020 into fiscal 2021 as a result of COVID-19, partially offset by higher sports advertising revenue. Lower results at Content Sales/Licensing were due to a decrease in theatrical and home entertainment distribution results reflecting the impact COVID-19 had on our theatrical release slate since March 2020. Lower operating losses at Direct-to-Consumer were due to improved results at Hulu and, to a lesser extent, ESPN+, partially offset by higher losses at Disney+. Segment operating income at Disney Parks, Experiences and Products was comparable to the prior year as higher licensing results was offset by lower operating results at our domestic parks and experiences business.
DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Year Ended
	October 2, 2021	October 3, 2020		October 2, 2021	October 3, 2020	Change
Revenues:
Linear Networks	$6,698	$7,012	(4) %	$28,093	$27,583	2%
Direct-to-Consumer	4,560	3,300	38%	16,319	10,552	55%
Content Sales/Licensing and Other	2,047	1,873	9%	7,346	10,977	(33) %
Elimination of Intrasegment Revenue(1)	(221)	(211)	(5) %	(892)	(762)	(17) %
	$13,084	$11,974	9%	$50,866	$48,350	5%
Operating income (loss):
Linear Networks	$1,642	$1,839	(11) %	$8,407	$9,413	(11) %
Direct-to-Consumer	(630)	(374)	(68) %	(1,679)	(2,913)	42%
Content Sales/Licensing and Other	(65)	86	nm	567	1,153	(51) %
	$947	$1,551	(39) %	$7,295	$7,653	(5) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.
Linear Networks
Linear Networks revenues for the quarter decreased 4% to $6.7 billion, and operating income decreased 11% to $1.6 billion. The following table provides further detail of the Linear Networks results (in millions):

	Quarter Ended		Change
	October 2, 2021	October 3, 2020
Supplemental revenue detail
Domestic Channels	$5,414	$5,687	(5) %
International Channels	1,284	1,325	(3) %
	$6,698	$7,012	(4) %
Supplemental operating income detail
Domestic Channels	$1,390	$1,621	(14) %
International Channels	140	94	49%
Equity in the income of investees	112	124	(10) %
	$1,642	$1,839	(11) %

Domestic Channels
Domestic Channels revenues for the quarter decreased 5% to $5.4 billion and operating income decreased 14% to $1.4 billion. The decrease in operating income was due to decreases at Broadcasting and, to a lesser extent, at Cable.
The decrease at Broadcasting was due to lower results at ABC and the owned television stations. The decrease at ABC was due to an increase in marketing costs and higher programming and production costs, partially offset by higher affiliate revenue. The increase in programming and production costs was driven by higher average cost of acquired programming in the current quarter, partially offset by the comparison to the additional week of operations in the prior-year quarter. Affiliate revenue growth was due to an increase in contractual rates, partially offset by the comparison to the additional week of operations in the prior-year quarter. ABC advertising revenue was comparable to the prior-year quarter as the comparison to the additional week of operations and the broadcast of the Emmy Awards show in the prior-year quarter was offset by higher impressions in the current quarter, reflecting more units delivered, and increased rates. The decrease at the owned television stations was due to lower advertising revenue reflecting a decrease in political advertising in the current quarter and the comparison to the additional week of operations in the prior-year quarter.
The decrease at Cable was due to lower affiliate revenue, an increase in marketing costs reflecting more titles premiering in the current quarter, and, to a lesser extent, lower advertising revenue. These decreases were partially offset by lower programming and production costs. Lower affiliate revenue was due to the comparison to the additional week of operations in the prior-year quarter and fewer subscribers in the current quarter, partially offset by an increase in contractual rates. The decrease in advertising revenue was due to the comparison to the additional week of operations in the prior-year quarter, partially offset by an increase in rates. Lower programming and production costs were due to decreases in costs for NBA and MLB programming, partially offset by increased costs for college football games. In the prior year as a result of COVID-19, NBA and MLB games were shifted into the fourth quarter, and college football games were shifted out of the fourth quarter into the first quarter of fiscal 2021.
International Channels
International Channels revenues for the quarter decreased 3% to $1.3 billion and operating income increased 49% to $140 million. The increase in operating income was due to a decrease in programming and production costs and higher advertising revenue, partially offset by lower affiliate revenue.
The decrease in programming and production costs was due to the comparison to the additional week of operations, lower write-offs in the current quarter and the impact of channel closures. These decreases were partially offset by higher sports programming costs driven by an increased number of Indian Premier League (IPL) cricket matches and soccer games in the current quarter due to the impact of COVID-19 in the prior-year quarter. Advertising revenue growth was due to an increase in average viewership, partially offset by the comparison to the additional week of operations in the prior-year quarter. Lower affiliate revenue was due to the comparison to the additional week of operations in the prior-year quarter and channel closures. Sports programming costs and average viewership reflected the impact of 18 IPL cricket matches in the current quarter compared to 16 matches in the prior-year quarter. Eight of the matches in the prior-year quarter were played in the additional week of operations.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 38% to $4.6 billion and operating loss increased from $0.4 billion to $0.6 billion. The increase in operating loss was due to higher losses at Disney+, and to a lesser extent, ESPN+, partially offset by improved results at Hulu.

The higher loss at Disney+ was due to higher programming and production, marketing and technology costs, partially offset by increases in subscription and Premier Access revenues. Higher subscription revenue reflected subscriber growth and increases in retail pricing. Higher Premier Access revenue was due to two releases in the current quarter, Black Widow and Jungle Cruise, compared to one release in the prior-year quarter, Mulan. The increases in costs and subscribers reflected the ongoing expansion of Disney+.
Lower results at ESPN+ were due to higher marketing and sports programming costs, partially offset by subscription revenue growth. The increase in subscription revenue was due to subscriber growth and, to a lesser extent, an increase in retail pricing.
The increase at Hulu was due to subscription revenue growth and higher advertising revenue, partially offset by increases in programming and production and, to a lesser extent, marketing costs. Subscription revenue growth was due to an increase in subscribers and higher rates driven by an increase in retail pricing for the Hulu Live TV+ SVOD service in December 2020. Higher advertising revenue was primarily due to increased impressions. The increase in programming and production costs was driven by higher subscriber-based fees for programming the Live television service due to rate increases and an increase in average monthly subscribers.
The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of:

	October 2, 2021	October 3, 2020	Change
Disney+(2)	118.1	73.7	60%
ESPN+	17.1	10.3	66%
Hulu
SVOD Only	39.7	32.5	22%
Live TV + SVOD	4.0	4.1	(2) %
Total Hulu(3)	43.8	36.6	20%
The following table presents the average monthly revenue per paid subscriber(4) for the quarter ended:

	October 2, 2021	October 3, 2020	Change
Disney+	$4.12	$4.52	(9) %
ESPN+	$4.74	$4.54	4%
Hulu
SVOD Only	$12.75	$12.59	1%
Live TV + SVOD	$84.89	$71.90	18%

(1)Reflects subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to the bundled offering in the U.S. are counted as a paid subscriber for each service included in the bundle (Disney+, Hulu and ESPN+). Star+ in Latin America is offered as a standalone service or along with Disney+. If a subscriber has either the standalone Disney+ or Star+ service or both the Disney+ and Star+ services, they are counted as one Disney+ paid subscriber. When we aggregate the total number of paid subscribers across our DTC services, whether acquired individually, through a wholesale arrangement or via the bundle, we refer to them as paid subscriptions.
(2)Includes Disney+ Hotstar and Star+. Disney+ Hotstar launched on April 3, 2020 in India (as a conversion of the preexisting Hotstar service), on September 5, 2020 in Indonesia, on June 1, 2021 in Malaysia, and on June 30, 2021 in Thailand. Disney+ Hotstar average monthly revenue per paid subscriber is significantly lower than the average monthly revenue per paid subscriber for Disney+ in other markets. Star+ launched in Latin America on August 31, 2021.

(3)Total may not equal the sum of the column due to rounding.
(4)Revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per subscriber is net of discounts on bundled services. The bundled discount is allocated to each service based on the relative retail price of each service on a standalone basis. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms like Apple.
The average monthly revenue per paid subscriber for Disney+ decreased from $4.52 to $4.12 due to a higher mix of Disney+ Hotstar subscribers in the current quarter compared to the prior-year quarter.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.54 to $4.74 due to an increase in retail pricing, partially offset by a higher mix of subscribers to the bundled offering.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service increased from $12.59 to $12.75 due to a lower mix of wholesale subscribers and increases in per-subscriber premium add-on and advertising revenue, partially offset by a higher mix of subscribers to the bundled offering. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $71.90 to $84.89 due to an increase in retail pricing and higher per-subscriber advertising and premium/feature add-on revenue, partially offset by a higher mix of subscribers to the bundled offering.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter increased 9% to $2.0 billion and segment operating results decreased from an income of $86 million to a loss of $65 million. The decrease in operating results was due to lower theatrical and TV/SVOD distribution results.
The decrease in theatrical distribution results was due to a higher operating loss from titles in release and increased marketing expense for future releases. Jungle Cruise, Shang-Chi and the Legend of the Ten Rings, Free Guy and Black Widow were released in the current quarter, whereas the prior-year quarter included The New Mutants. The Company incurs significant marketing costs before and throughout the theatrical release, which may result in a loss during theatrical distribution.
Lower TV/SVOD distribution results were due to a decrease in sales of film content, partially offset by an increase in income from sales of episodic content. Lower results from film content sales were driven by fewer titles sold in the current year as a result of the ongoing impact of COVID-19 and the shift from licensing our content to third parties to distribution on our direct-to consumer services. COVID-19 reduced the content available for TV/SVOD distribution as a result of fewer films released theatrically and production delays. Higher income from sales of episodic content was due to lower program and development write-offs in the current quarter.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased to $5.5 billion compared to $2.7 billion in the prior-year quarter. Segment operating results increased $1.6 billion to income of $640 million. Operating income for the quarter reflected increases at our domestic and international parks and experiences businesses, partially offset by a decrease at our consumer products business.
Revenue and operating income growth was due to the reopening of our parks and resorts, which were open for the entire quarter this year. In the prior-year quarter, Shanghai Disney Resort was open for the entire quarter, Walt Disney World Resort and Disneyland Paris were open for approximately 12 weeks, Hong Kong Disneyland Resort was open for approximately 4 weeks and Disneyland Resort was closed for the entire quarter. During the periods our parks and resorts were open, they were generally operating at reduced capacities.
Lower results at our consumer products business were driven by lower royalties from the licensed game titles, Marvel’s Avengers and Twisted Wonderland.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		% Change Better (Worse)
(in millions)	October 2, 2021	October 3, 2020
Supplemental revenue detail
Parks & Experiences
Domestic	$3,473	$935	>100%
International	693	474	46%
Consumer Products	1,284	1,324	(3) %
	$5,450	$2,733	99%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$244	$(1,272)	nm
International	(222)	(343)	35%
Consumer Products	618	670	(8) %
	$640	$(945)	nm

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $70 million from $213 million to $283 million for the quarter primarily due to higher compensation costs.
Restructuring and Impairment Charges
During the current and prior-year quarters, the Company recorded charges totaling $92 million and $393 million, respectively. The current quarter charges were for asset impairments, pension settlements and severance primarily at the Disney Parks, Experiences and Products segment. The charges in the prior-year quarter were due to severance at our Disney Parks, Experiences and Products segment and in connection with the integration of TFCF Corporation (TFCF).
Other Income (Expense), net
Other income (expense), net was as follows (in millions):

	Quarter Ended
	October 2, 2021	October 3, 2020	Change
DraftKings gain (loss)	$(13)	$591	nm
Endemol Shine gain	—	65	(100) %
Other income (expense), net	$(13)	$656	nm
In the current quarter, the Company recognized a non-cash loss to adjust its investment in DraftKings, Inc. (DraftKings) to fair value. In the prior-year quarter, the Company recognized a non-cash gain to adjust its investment in DraftKings to fair value and a gain on the sale of the Company’s 50% interest in Endemol Shine Group (Endemol Shine gain).
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	October 2, 2021	October 3, 2020	Change
Interest expense	$(323)	$(464)	30%
Interest, investment income (loss) and other	6	(32)	nm
Interest expense, net	$(317)	$(496)	36%
The decrease in interest expense was primarily due to lower average debt balances and interest rates.
The increase in interest income, investment income (loss) and other was due to the comparison to investment impairments recognized in the prior-year quarter, partially offset by higher pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	October 2, 2021	October 3, 2020	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$114	$113	1%
Disney Parks, Experiences and Products	3	(4)	nm
Amortization of TFCF intangible assets related to equity investees	(4)	(3)	(33) %
Equity in the income of investees	$113	$106	7%
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	October 2, 2021	October 3, 2020
Income (loss) from continuing operations before income taxes	$290	$(580)
Income tax expense on continuing operations	34	49
Effective income tax rate - continuing operations	11.7%	(8.4)%
The effective income tax rate in the current quarter was lower than the U.S. statutory rate due to favorable adjustments related to prior years, partially offset by an unfavorable impact from foreign losses for which we are unable to recognize a tax benefit. The effective income tax rate in the prior-year quarter was higher than the U.S. statutory rate due to an unfavorable impact from foreign earnings taxed at rates higher than the U.S. statutory rate.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	October 2, 2021	October 3, 2020	Change
Net income from continuing operations attributable to noncontrolling interests	$(96)	$(81)	(19) %
The increase in net income from continuing operations attributable to noncontrolling interests was due to higher results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	October 2, 2021	October 3, 2020	Change
Cash provided by operations	$5,566	$7,616	$(2,050)
Investments in parks, resorts and other property	(3,578)	(4,022)	444
Free cash flow(1)	$1,988	$3,594	$(1,606)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 11 through 14.
Cash provided by operations for fiscal 2021 decreased by $2.0 billion from $7.6 billion in the prior year to $5.6 billion in the current year. The decrease was due to higher spending for film and television content and cash tax payments, partially offset by a favorable working capital impact as net working capital liabilities declined in the prior year as our businesses activities were suspended and increased in the current year as our business activities resumed.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	October 2, 2021	October 3, 2020
Disney Media and Entertainment Distribution	$862	$783
Disney Parks, Experiences and Products
Domestic	1,597	2,145
International	675	759
Total Disney Parks, Experiences and Products	2,272	2,904
Corporate	444	335
Total investments in parks, resorts and other property	$3,578	$4,022
Capital expenditures decreased from $4.0 billion to $3.6 billion driven by the temporary suspension of certain capital projects since the onset of COVID-19 in fiscal 2020 at Disney Parks, Experiences and

Products as a result of COVID-19 although spending increased in the latter part of fiscal 2021 compared to fiscal 2020. The decrease was partially offset by higher spending on Corporate facilities.
Depreciation expense was as follows (in millions):

	Year Ended
	October 2, 2021	October 3, 2020
Disney Media and Entertainment Distribution	$613	$638
Disney Parks, Experiences and Products
Domestic	1,551	1,634
International	718	694
Total Disney Parks, Experiences and Products	2,269	2,328
Corporate	186	174
Total depreciation expense	$3,068	$3,140
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Year Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Cash provided by operations - continuing operations	$2,632	$1,667	$5,566	$7,616
Cash used in investing activities - continuing operations	(1,086)	(530)	(3,171)	(3,850)
Cash provided by (used in) financing activities - continuing operations	(1,614)	(6,439)	(4,385)	8,480
Cash provided by operations - discontinued operations	3	—	1	2
Cash provided by investing activities - discontinued operations	—	15	8	213
Impact of exchange rates on cash, cash equivalents and restricted cash	(47)	87	30	38
Change in cash, cash equivalents and restricted cash	(112)	(5,200)	(1,951)	12,499
Cash, cash equivalents and restricted cash, beginning of period	16,115	23,154	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$16,003	$17,954	$16,003	$17,954

The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Year Ended
	October 2, 2021	October 3, 2020	Change	October 2, 2021	October 3, 2020	Change
Cash provided by operations - continuing operations	$2,632	$1,667	$965	$5,566	$7,616	$(2,050)
Investments in parks, resorts and other property	(1,110)	(729)	(381)	(3,578)	(4,022)	444
Free cash flow	$1,522	$938	$584	$1,988	$3,594	$(1,606)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended October 2, 2021
As reported	$290	$(34)	$256	$0.09	nm
Exclude:
Other (income) expense, net(4)	13	(3)	10	0.01
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	592	(138)	454	0.25
Restructuring and impairment charges(6)	92	(21)	71	0.04
Excluding certain items	$987	$(196)	$791	$0.37	nm

Quarter Ended October 3, 2020
As reported	$(580)	$(49)	$(629)	$(0.39)
Exclude:
Other (income) expense, net(4)	(656)	153	(503)	(0.28)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	740	(173)	567	0.30
Restructuring and impairment charges(6)	393	(94)	299	0.17
Excluding certain items	$(103)	$(163)	$(266)	$(0.20)
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)In the current quarter, other (income) expense, net was due to a loss from adjusting the Company’s investment in DraftKings, Inc. (DraftKings) to fair value ($13 million). In the prior-year quarter, other (income) expense, net included a gain from adjusting the Company’s investment in DraftKings to fair value ($591 million) and the Endemol Shine gain ($65 million).
(5)For the current quarter, intangible asset amortization was $429 million, step-up amortization was $159 million and amortization of intangible assets related to TFCF equity investees was $4 million. For the prior-year quarter, intangible asset amortization was $451 million, step-up amortization was $286 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(6)Charges for the current quarter were for asset impairments, pension settlements and severance primarily at the Disney Parks, Experiences and Products segment ($92 million). Charges in the prior-year quarter were due to severance at our Disney Parks, Experiences and Products segment and in connection with the integration of TFCF ($393 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Year Ended Ended October 2, 2021:
As reported	$2,561	$(25)	$2,536	$1.11	nm
Exclude:
Other (income) expense, net(4)	(201)	46	(155)	(0.08)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	2,418	(562)	1,856	1.00
Restructuring and impairment charges(6)	654	(152)	502	0.27
Excluding certain items	$5,432	$(693)	$4,739	$2.29	13%

Year Ended Ended October 3, 2020:
As reported	$(1,743)	$(699)	$(2,442)	$(1.57)
Exclude:
Other (income) expense, net(4)	(1,038)	242	(796)	(0.44)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	2,846	(662)	2,184	1.17
Restructuring and impairment charges(6)	5,735	(571)	5,164	2.86
Excluding certain items	$5,800	$(1,690)	$4,110	$2.02
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current year, other (income) expense, net was due to gains from the sales of investments ($312 million), partially offset by a loss from adjusting our investment in DraftKings to fair value ($111 million). For the prior year, other (income) expense, net was due to a gain from adjusting our investment in DraftKings to fair value ($973 million) and the Endemol Shine gain ($65 million).
(5)For the current year, intangible asset amortization was $1,757 million, step-up amortization was $646 million and amortization of intangible assets related to TFCF equity investees was $15 million. For the prior year, intangible asset amortization was $1,921 million, step-up amortization was $899 million and amortization of intangible assets related to TFCF equity investees was $26 million.
(6)Charges for the current year were due to asset impairments and severance costs primarily related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores in North America and Europe, as well as severance at our other businesses ($654 million). Charges for the prior year were due to goodwill and intangible asset impairments ($4,953 million) and severance and contract termination costs related to the acquisition and integration of TFCF and severance at our Disney Parks, Experiences and Products segment ($782 million).
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 10, 2021, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as expected or estimated costs or impacts of certain items; the future impact of COVID-19 on our businesses; future business management; expected growth; the future of our business or Company; and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions;
•changes in competitive conditions and consumer preferences;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments;
•labor markets and activities; and
•adverse weather conditions or natural disasters;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•demand for our products and services;
•the performance of the Company’s theatrical and home entertainment releases and other content;
•the advertising market for programming;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q and annual reports on Form 10-K.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Revenues	$18,534	$14,707	$67,418	$65,388
Costs and expenses	(17,935)	(15,160)	(63,759)	(61,594)
Restructuring and impairment charges	(92)	(393)	(654)	(5,735)
Other income (expense), net	(13)	656	201	1,038
Interest expense, net	(317)	(496)	(1,406)	(1,491)
Equity in the income of investees	113	106	761	651
Income (loss) from continuing operations before income taxes	290	(580)	2,561	(1,743)
Income taxes on continuing operations	(34)	(49)	(25)	(699)
Net income (loss) from continuing operations	256	(629)	2,536	(2,442)
Loss from discontinued operations, net of income tax benefit of $0, $0, $9 and $10, respectively)	(1)	—	(29)	(32)
Net income (loss)	255	(629)	2,507	(2,474)
Net income from continuing operations attributable to noncontrolling interests	(96)	(81)	(512)	(390)
Net income (loss) attributable to The Walt Disney Company (Disney)	$159	$(710)	$1,995	$(2,864)

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.09	$(0.39)	$1.11	$(1.57)
Discontinued operations	—	—	(0.02)	(0.02)
	$0.09	$(0.39)	$1.09	$(1.58)
Basic
Continuing operations	$0.09	$(0.39)	$1.11	$(1.57)
Discontinued operations	—	—	(0.02)	(0.02)
	$0.09	$(0.39)	$1.10	$(1.58)

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,830	1,809	1,828	1,808
Basic	1,818	1,809	1,816	1,808
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	October 2, 2021	October 3, 2020
ASSETS
Current assets
Cash and cash equivalents	$15,959	$17,914
Receivables, net	13,367	12,708
Inventories	1,331	1,583
Content advances	2,183	2,171
Other current assets	817	875
Total current assets	33,657	35,251
Produced and licensed content costs	29,549	25,022
Investments	3,935	3,903
Parks, resorts and other property
Attractions, buildings and equipment	64,892	62,111
Accumulated depreciation	(37,920)	(35,517)
	26,972	26,594
Projects in progress	4,521	4,449
Land	1,131	1,035
	32,624	32,078
Intangible assets, net	17,115	19,173
Goodwill	78,071	77,689
Other assets	8,658	8,433
Total assets	$203,609	$201,549
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$20,894	$16,801
Current portion of borrowings	5,866	5,711
Deferred revenue and other	4,317	4,116
Total current liabilities	31,077	26,628
Borrowings	48,540	52,917
Deferred income taxes	7,246	7,288
Other long-term liabilities	14,522	17,204
Commitments and contingencies
Redeemable noncontrolling interests	9,213	9,249
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	55,471	54,497
Retained earnings	40,429	38,315
Accumulated other comprehensive loss	(6,440)	(8,322)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	88,553	83,583
Noncontrolling interests	4,458	4,680
Total equity	93,011	88,263
Total liabilities and equity	$203,609	$201,549

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	October 2, 2021	October 3, 2020
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$2,536	$(2,442)
Depreciation and amortization	5,111	5,345
Goodwill and intangible asset impairments	—	4,953
Net gain on investments	(332)	(920)
Deferred income taxes	(1,241)	(392)
Equity in the income of investees	(761)	(651)
Cash distributions received from equity investees	754	774
Net change in produced and licensed content costs and advances	(4,301)	397
Net change in operating lease right of use assets / liabilities	46	31
Equity-based compensation	600	525
Pension and postretirement medical amortization	816	547
Other, net	144	94
Changes in operating assets and liabilities:
Receivables	(357)	1,943
Inventories	252	14
Other assets	171	(157)
Accounts payable and other liabilities	2,410	(2,293)
Income taxes	(282)	(152)
Cash provided by operations - continuing operations	5,566	7,616

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,578)	(4,022)
Other	407	172
Cash used in investing activities - continuing operations	(3,171)	(3,850)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(26)	(3,354)
Borrowings	64	18,120
Reduction of borrowings	(3,737)	(3,533)
Dividends	—	(1,587)
Proceeds from exercise of stock options	435	305
Contributions from noncontrolling interests	91	94
Acquisition of redeemable noncontrolling interests	(350)	—
Other	(862)	(1,565)
Cash provided by (used in) financing activities - continuing operations	(4,385)	8,480

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	1	2
Cash provided by investing activities - discontinued operations	8	213
Cash provided by discontinued operations	9	215

Impact of exchange rates on cash, cash equivalents and restricted cash	30	38

Change in cash, cash equivalents and restricted cash	(1,951)	12,499
Cash, cash equivalents and restricted cash, beginning of year	17,954	5,455
Cash, cash equivalents and restricted cash, end of year	$16,003	$17,954

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Tamara Munsey
Investor Relations
818-560-8273